AMENDMENT TO
Schwab Rule 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

This Amendment (“Amendment”) is made as of March 17, 2026, by and among GPS Funds I and GPS Funds II, each a separate statutory trust an organized under the laws of Delaware (each an “Acquiring Management Company”), on behalf of their respective series identified on Schedule A, severally and not jointly (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), and Schwab Strategic Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of its series identified on Schedule B, severally and not jointly (each, an “Acquired Fund” and, collectively, the “Acquired Funds”), as amended from time to time, and amends the Fund of Funds Investment Agreement between the parties, dated January 19, 2022 as amended thereafter (“Investment Agreement”). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Investment Agreement.

WHEREAS, the parties wish to amend Schedule B to the Investment Agreement to add two series, each as an “Acquired Fund” under the Investment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.Schedule B to the Investment Agreement shall be deleted and replaced in its entirety with a new Schedule B as attached hereto.

Except as specifically set forth herein, all other provisions of the Investment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of the parties hereto as of the date set forth above.

GPS FUNDS I, on behalf of its series listed on Schedule A, Severally and Not Jointly
By:	/s/ Patrick Young
Name	Patrick Young
Title:	Treasurer

GPS FUNDS II, on behalf of its series listed on Schedule A, Severally and Not Jointly
By:	/s/ Patrick Young
Name	Patrick Young
Title:	Treasurer

Schwab Strategic Trust, on behalf of its series listed on Schedule B, Severally and Not Jointly
By:	/s/ Dana Smith
Name	Dana Smith
Title:	CFO Schwab Funds and ETFs

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SCHEDULE B

Schwab U.S. Broad Market ETF Schwab U.S. Large-Cap ETF
Schwab U.S. Large-Cap Growth ETF
Schwab U.S. Large-Cap Value ETF
Schwab U.S. Mid-Cap ETF
Schwab U.S. Small-Cap ETF
Schwab U.S. REIT ETF
Schwab International Equity ETF
Schwab International Small-Cap Equity ETF
Schwab Emerging Markets Equity ETF
Schwab U.S. TIPS ETF
Schwab Short-Term U.S. Treasury ETF
Schwab Intermediate-Term U.S. Treasury ETF
Schwab U.S. Dividend Equity ETF
Schwab U.S. Aggregate Bond ETF
Schwab Fundamental U.S. Broad Market ETF
Schwab Fundamental U.S. Large Company ETF
Schwab Fundamental U.S. Small Company ETF
Schwab Fundamental International Equity ETF
Schwab Fundamental International Small Equity ETF
Schwab Fundamental Emerging Markets Equity ETF
Schwab 1000 Index® ETF
Schwab International Dividend Equity ETF Schwab 1-5 Year Corporate Bond ETF
Schwab 5-10 Year Corporate Bond ETF
Schwab Long-Term U.S. Treasury ETF Schwab Municipal Bond ETF
Schwab High Yield Bond ETF
Schwab Ultra-Short Income ETF Schwab Core Bond ETF
Schwab Mortgage-Backed Securities ETF

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